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                                                                      EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT





The Registrant had 10 wholly-owned subsidiaries as of December 31, 1997:

International Lottery & Totalizator Systems Australia Pty. Ltd., an Australia corporation; International Lottery & Totalizator Systems (UK) Ltd., a United Kingdom corporation, International Ticketing Systems, Inc., ITS Service Corp., ITS Service Corp. II, ITS Service Corp. III, Air Fair, Inc., ITS Overseas, Inc., ITS Export, Inc., ILTS (Brazil), Inc., all of which corporations are incorporated in California, U.S.A.